Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-293455) of VIP Play, Inc. and its subsidiary of our report dated September 28, 2026, relating to the consolidated financial statements of VIP Play, Inc. and its subsidiary, appearing in this Annual Report on Form 10-K for the year ended June 30, 2026.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

September 28, 2026